Exhibit 7
U.S. Bank National Association
Statement of Financial Condition
As of 12/31/2008
($000’s)

12/31/2008
Assets
Cash and Balances Due From	$8,077,564
Depository Institutions
Securities	37,455,111
Federal Funds	3,290,350
Loans & Lease Financing Receivables	180,437,040
Fixed Assets	4,522,546
Intangible Assets	12,495,040
Other Assets	15,497,940

Total Assets	$261,775,591

Liabilities
Deposits	$171,980,048
Fed Funds	11,861,941
Treasury Demand Notes	0
Trading Liabilities	1,919,265
Other Borrowed Money	39,187,106
Acceptances	0
Subordinated Notes and Debentures	7,329,967
Other Liabilities	6,647,510

Total Liabilities	$238,925,837

Equity
Minority Interest in Subsidiaries	$1,664,422
Common and Preferred Stock	18,200
Surplus	12,597,620
Undivided Profits	8,569,512

Total Equity Capital	$22,849,754

Total Liabilities and Equity Capital	$261,775,591
To the best of the undersigned’s determination, as of the date hereof, the above financial information is true and correct.
U.S. Bank National Association

By:	/s/ Patricia M. Child Vice President
Date: May 26, 2009

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